Exhibit 99.1

ROUMELL ASSET MANAGEMENT, LLC

2 Wisconsin Circle, Suite 640

Chevy Chase, MD 20815

Via EDGAR and EMAIL

December 4, 2020

Perry J. Hindin
Special Counsel
Office of Mergers and Acquisitions

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-3561

Re:	Enzo Biochem, Inc. Definitive Proxy Statement filed under cover of Schedule 14A Filed November 27, 2020 by Enzo Biochem, Inc. File No. 001-09974

Dear Mr. Hindin:

On behalf of Roumell Asset Management, LLC (“Roumell”), we are writing to bring to the attention of the staff (the “Staff”) of the Division of Corporation Finance of the U.S. Securities and Exchange Commission (the “Commission”) certain information with respect to the definitive proxy statement filed by Enzo Biochem, Inc., a New York corporation (the “Company”), with the Commission on November 27, 2020, File No. 001-09974 (the “Definitive Proxy Statement”).

We respectfully advise the Staff that on November 27, 2020 (the “Submission Date”), Roumell delivered a letter to the Company (the “Nomination Notice”) indicating its intent to nominate a slate of two director candidates for election to the Company’s Board of Directors (the “Board”) at the Company’s upcoming annual meeting of shareholders (the “Annual Meeting”), and to submit two business proposals seeking shareholder approval at the Annual Meeting.

Prior to the Submission Date, the Company had not disclosed the dates during which it would accept shareholder nominations or proposals to be submitted to shareholders at the Annual Meeting.1 As a result, Roumell submitted the Nomination Notice on the Submission Date, which happened to be the same date that the Company filed its Definitive Proxy Statement that retrospectively set the last date the Company would accept nominations as October 6, 2020.

1 Article II, Section 15 of the Company’s Amended and Restated By-Laws, as amended (the “Bylaws”), requires that a notice of intent to make nominations must be given “…not less than ninety (90) days…prior to the earlier of the date of the meeting or the corresponding date on which the immediately preceding year’s annual meeting of shareholders was held…” (emphasis added). Because the Company set the date of the Annual Meeting for January 4, 2021, which is before the anniversary of the Company’s 2019 annual meeting of shareholders (which will be February 25, 2021), nomination notices would have been due on October 6, 2020. However, this deadline could not have been calculated until the Company provided notice of the date of the Annual Meeting on November 27, 2020.

On December 1, 2020, the Company sent a letter to Roumell that stated that it was taking the position that the Nomination Notice failed to “comport” with the Bylaws without pointing to any specific deficiencies and without even alleging that the Nomination Notice was untimely. It is Roumell’s position that its nominations and proposals were neither deficient nor untimely as a matter of New York law and that the Annual Meeting will be “contested.” Consistent with our position, on December 3, 2020, Roumell informed the Company that it vehemently disagreed with the Company’s legal position and informed the Company of its intention to continue its campaign to contest the Company’s incumbent slate of candidates at the Annual Meeting.

In light of the Nomination Notice and the contested nature of the Annual Meeting, we respectfully request that the Staff require the Company to refrain from soliciting proxies in connection with the Annual Meeting, and re-file the Definitive Proxy Statement in preliminary form (the “Preliminary Proxy Statement”), and that such Preliminary Proxy Statement should be filed with the Commission at least 10 calendar days prior to the date that definitive copies of the proxy statement are first sent or given to shareholders in accordance with Rule 14a-6 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Such Preliminary Proxy Statement should also disclose the existence of Roumell’s solicitation in opposition and remove any implication that the election of directors at the Annual Meeting is uncontested,2 as well as contain the required disclosure under Items 4(b) and 5(b) of Schedule 14A of the Exchange Act, so that all shareholders possess timely, complete and accurate information that complies with the securities laws.

Because shareholders have not yet been afforded an opportunity by the Company to know of the existence of the solicitation in opposition, we respectfully request that the Staff also require that any proxy cards previously submitted by shareholders that accompanied the Definitive Proxy Statement not be counted toward the election of directors, and that the Preliminary Proxy Statement provide prominent disclosure that informs shareholders that in order for their proxy cards to be counted, they must sign and date new proxy cards that will accompany the new definitive proxy statement to be sent to shareholders.

We respectfully request that the Staff consider these matters and take appropriate action to ensure that the Company corrects its disclosures so that the Company’s shareholders will have the benefit of full and fair information upon which to base their decisions. If you have any questions regarding the foregoing or wish to discuss this matter, please do not hesitate to contact the undersigned at (301) 656-8500.

2 See page 2 of the Definitive Proxy Statement (“The election of each nominee for Director (Proposal 1), which is an uncontested election, will require the affirmative vote of the majority either ‘for’ or ‘against’ the nominee’s election by holders of shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote on such proposal.” (emphasis added)).

We thank the Staff for its time and consideration with respect to this matter.

Very truly yours,

Roumell Asset Management, LLC

/s/ James C. Roumell
James C. Roumell
President

3